Exhibit 99.1

Coinstar, Inc. Announces Closing of Redbox Transaction to Purchase Assets of NCR’s

Entertainment Line of Business

BELLEVUE, Wash. – June 25, 2012 – Coinstar, Inc. (Nasdaq: CSTR) today announced that Redbox Automated Retail, LLC, its wholly owned subsidiary, had completed the acquisition of certain assets of NCR Corporation’s (NYSE: NCR) self-service entertainment DVD kiosk business, including DVD kiosks, DVD inventory, intellectual property, and certain retailer contracts.

Under the terms of the asset purchase agreement, Redbox paid NCR $100 million and assumed certain liabilities of NCR related to the purchased assets. In connection with the asset purchase, Coinstar and NCR have entered into a strategic supplier arrangement whereby Coinstar, Redbox or an affiliate will purchase products and services from NCR that will yield $25 million in margin for NCR over five years.

“With the closing of the NCR transaction, we have strengthened our ability to bring the value and convenience of Redbox entertainment to new retail partners and their customers,” said J. Scott Di Valerio, chief financial officer of Coinstar, Inc. “While we expect to incur losses during the initial period, as we swap out the acquired kiosks for new Redbox kiosks, we expect the economics to improve and become accretive sometime in 2013.”

Coinstar provided an initial view of the expected impact of the asset purchase on certain financial measures and estimates the transaction will for the full year 2012:

•	Decrease diluted earnings per share from continuing operations between $0.40 and $0.50 per share; and

•	Increase capital expenditures between $40 million and $45 million.

The view provided by Coinstar is specifically limited to the expected impact of the NCR asset purchase on these select financial measures and is not intended to update previously issued guidance.

Coinstar plans to provide additional information relating to the expected impact of the transaction, including a breakdown of core and non-core components, when it reports second quarter 2012 financial results and updates guidance in July 2012.

About Coinstar, Inc.

Coinstar, Inc. (Nasdaq: CSTR) is a leading provider of automated retail solutions offering convenient services that make life easier for consumers and drive incremental traffic and revenue for retailers. The company’s core automated retail businesses include the well-known Redbox® self-service DVD and video game rental and Coinstar® self-service coin-counting brands. The company has approximately 36,800 Redbox DVD kiosks and 20,200 coin-counting kiosks in supermarkets, drug stores, mass merchants, financial institutions, convenience stores, and restaurants. Redbox also offers DVD rentals through additional kiosks as the result of an acquisition agreement with NCR Corporation that closed on June 22, 2012. For more information, visit www.coinstarinc.com.

About Redbox

Redbox Automated Retail, LLC, a wholly-owned subsidiary of Coinstar, Inc. (Nasdaq: CSTR), offers new-release DVD, Blu-ray Disc™ and video game rentals through its network of conveniently located, self-service kiosks. Redbox has rented more than 2 billion discs and is available at more than 36,800 Redbox kiosks across over 30,000 locations nationwide, including select McDonald’s restaurants, leading grocery, drug and convenience stores, select Walmart locations and Walgreens locations in select markets. Redbox also offers DVD rentals through additional kiosks as the result of an acquisition agreement with NCR Corporation that closed on June 22, 2012. For more information, visit www.redbox.com.

Safe Harbor for Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “anticipate,” “estimate,” “will” and “believe,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Forward-looking statements are not guarantees of future events, results, performance, or conditions. The forward-looking statements in this press release, including those relating to payments and performance relating to the various agreements and anticipated growth and future operating results and condition, including the expected impact of the asset purchase on diluted earnings per share from continuing operations and capital expenditures and whether and when the transactions will be accretive, are only predictions based on the current intent and expectations of the management of Coinstar and Redbox, and actual events, results, performance, and conditions may be materially different from those expressed or implied in those statements. Differences may result from actions taken by Coinstar or Redbox, as well as from risks and uncertainties beyond Coinstar’s and Redbox’s control, including those relating to NCR. Such risks and uncertainties include, but are not limited to, the business needs and third-party relationships of Coinstar and Redbox, the integration of the assets purchased in the asset purchase into the Redbox business and related expenses, the time required to transition kiosks, unexpected post-closing acquisition-related and transactions costs, receipt of the benefits expected from the transactions during the periods in which we expect to receive such benefits, the accounting requirements relating to the transactions, competition from other digital entertainment providers, the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers and suppliers, payment of increased fees to retailers, suppliers and other third-party providers, including financial service providers, the inability to receive delivery of DVDs on the date of their initial release to the general public, or shortly thereafter, for home entertainment viewing, the effective management of our content library, the ability to attract new retailers, penetrate new markets and distribution channels and react to changing consumer demands, the ability to achieve the strategic and financial objectives for our entry into new or expansion of our businesses, the ability to use third-party intellectual property, and actions resulting from federal, state, local and other laws and regulations or taken by governing bodies. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect Coinstar and Redbox, please review “Risk Factors” and other disclosures described in Coinstar’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”), as well as other public filings with the SEC. These forward-looking statements reflect Coinstar’s expectations as of the date of this report. Coinstar undertakes no obligation to update the information provided herein.

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Contacts:

Media:

Marci Maule

Director of Public Relations

425-943-8277

marci.maule@coinstar.com

Financial Analysts and Investors:

Rosemary Moothart

Director of Investor Relations

425-943-8140

rosemary.moothart@coinstar.com